                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                 Amendment # 3

                       Infinity  Broadcasting Corporation
                       ----------------------------------
                                (Name of Issuer)

                                 Class A Common
                                 --------------
                         (Title of Class of Securities)

                                   456626100
                                   ---------
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement.
         ( )

         The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                              Page 1 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                              Lehman Brothers Inc.
               S.S. or I.R.S. Identification No. of Above Person
                                   13-2518466



2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          15,007
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                 500
                                                   7)  Sole Dispositive Power


                                                          15,007
                                                   8)  Shared Dispositive Power

                                                            500
9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                          15,507





                               Page 2 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                    .4%


12)      Type of Reporting Person

                        BD





                              Page 3 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                         Lehman Brothers Holdings Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3216325


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          9,446,647
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   500
                                                   7)  Sole Dispositive Power

                                                          9,446,647
                                                   8)  Shared Dispositive Power

                                                              500
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,447,147





                               Page 4 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (    )


11)      Percent of Class Represented by Amount in Row 9


                    25.0%


12)      Type of Reporting Person

                      HC





                               Page 5 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                           Lehman Brothers Group Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-329783


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          9,431,640
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          9,431,640
                                                    8)  Shared Dispositive Power

                                                               -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,431,640





                               Page 6 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                      24.9 %



12)      Type of Reporting Person

                      HC/OO





                               Page 7 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                 Lehman Brothers Merchant Banking Partners Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3488677


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                  5)  Sole Voting Power

Number of Shares                                         3,777,320
Beneficially Owned                                6)  Shared Voting Power
by Each Reporting
Person With                                                  -0-
                                                  7)  Sole Dispositive Power

                                                         3,777,320
                                                  8)  Shared Dispositive Power

                                                             -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                         3,777,320





                               Page 8 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                        10 %



12)      Type of Reporting Person

                      CO





                               Page 9 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

          Lehman Brothers Merchant Banking Portfolio Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354405


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          3,777,320
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          3,777,320
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          3,777,320





                              Page 10 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                        10 %



12)      Type of Reporting Person

                      PN





                              Page 11 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                     Lehman Brothers Offshore Partners Ltd.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          642,094
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          642,094
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          642,094





                              Page 12 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                          1.7 %



12)      Type of Reporting Person

                      CO





                              Page 13 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                       Lehman Brothers II Investment Inc.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-3484510


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     (   ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          2,567,333
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,567,333
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,567,333





                              Page 14 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                         6.8 %



12)      Type of Reporting Person

                      CO





                              Page 15 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                   Lehman Brothers Capital Partners II, L.P.
               S.S. or I.R.S. Identification No. of Above Person

                                   13-354406


2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Delaware



                                                   5)  Sole Voting Power

Number of Shares                                          2,567,333
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,567,333
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,567,333





                              Page 16 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                         6.8 %



12)      Type of Reporting Person

                      PN





                              Page 17 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

           Lehman Brothers Offshore Investment Partnership Japan L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          2,317,522
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          2,317,522
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          2,317,522





                              Page 18 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                             6.1%



12)      Type of Reporting Person

                      PN





                              Page 19 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

              Lehman Brothers Offshore Investment Partnership L.P.
               S.S. or I.R.S. Identification No. of Above Person




2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      Bermuda



                                                   5)  Sole Voting Power

Number of Shares                                          769,465
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                                   -0-
                                                   7)  Sole Dispositive Power

                                                          769,465
                                                   8)  Shared Dispositive Power

                                                              -0-
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          769,465





                              Page 20 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )


11)      Percent of Class Represented by Amount in Row 9


                             2.0%



12)      Type of Reporting Person

                      PN





                              Page 21 of 29 Pages

                                   CUSIP No.
                                   456626100


1)       Names of Reporting Person

                            American Express Company
               S.S. or I.R.S. Identification No. of Above Person
                                   13-4922250



2)       Check the Appropriate box if a Member of a Group

         (a)     (   ) Sole
         (b)     ( X ) Joint Filing



3)       SEC Use Only





4)       Citizenship or Place of Organization

                                      New York




                                                   5)  Sole Voting Power

Number of Shares                                          9,480,397
Beneficially Owned                                 6)  Shared Voting Power
by Each Reporting
Person With                                               500
                                                   7)  Sole Dispositive Power

                                                          9,446,647
                                                   8)  Shared Dispositive Power

                                                          385,587.5
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                          9,832,234.5





                              Page 22 of 29 Pages

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (   )



11)      Percent of Class Represented by Amount in Row 9


                             26.0 %


12)      Type of Reporting Person

                      HC





                              Page 23 of 29 Pages

Item 1(a).       Name of Issuer:      Infinity Broadcasting Corporation.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                          600 Madison Avenue
                          New York, New York 10022
                          Tel.: (212) 750-6400

Item 2(a).       Name of Person Filing:

                          Lehman Brothers Inc.
                          Lehman Brothers Holdings Inc.
                          Lehman Brothers Group Inc.
                          Lehman Brothers Merchant Banking Partners Inc. Lehman Brothers Merchant Banking Portfolio
                                  Partnership L.P.
                          Lehman Brothers Offshore Partners Ltd.
                          Lehman Brothers II Investment Inc.
                          Lehman Brothers Capital Partners II, L.P.
                          Lehman Brothers Offshore Investment Partnership
                                  Japan L.P.
                          Lehman Brothers Offshore Investment Partnership L.P. American Express Company

Item 2(b).       Address of Principal Business Office:

                          3 World Financial Center
                          New York, NY  10285

Item 2(c).       Citizenship or Place of Organization:

                          See Item 4 of cover pages

Item 2(d).       Title of Class of Securities:

                               Class A Common

Item 2(e).       CUSIP Number:

                             456626100

Item 3. Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

                 N/A





                              Page 24 of 29 Pages

Item 4.  Ownership

         (a)      Amount Beneficially Owned as of:  December 31, 1993

                  See Item 9 of cover pages

         (b)      Percent of Class:

                  See Item 11 of cover pages


         (c)      Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote

                 (ii)     shared power to vote or to direct the vote

                (iii)     sole power to dispose or to direct the
                          disposition

                 (iv) shared power to dispose or to direct the disposition

                            See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.  Notice of Dissolution of Group

                  Not Applicable.





                              Page 25 of 29 Pages

Item 10.         Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated: January 10, 1994
      -------------------


LEHMAN BROTHERS INC.                               LEHMAN BROTHERS
                                                   HOLDINGS INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    ----------------------------                    --------------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: First Vice President                        Title: Vice President
       Associate General Counsel                          Assistant Secretary



AMERICAN EXPRESS COMPANY                           LEHMAN BROTHERS GROUP INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    ----------------------------                       -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative



LEHMAN BROTHERS MERCHANT BANKING                   LEHMAN BROTHERS MERCHANT BANKING
PARTNERS INC.                                      PORTFOLIO PARTNERSHIP L.P.



By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    -----------------------------                      -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative



LEHMAN BROTHERS OFFSHORE PARTNERS LTD.             LEHMAN BROTHERS II INVESTMENT INC.


By: /s/ Karen C. Manson                            By: /s/ Karen C. Manson
    -----------------------------                      ------------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative





                              Page 26 of 29 Pages

LEHMAN BROTHERS CAPITAL PARTNERS II L.P.           LEHMAN BROTHERS OFFSHORE
                                                   INVESTMENT PARTNERSHIP JAPAN L.P.

By:  /s/ Karen C. Manson                           By: /s/ Karen C. Manson
     ----------------------------                      -----------------------------
Name:  Karen C. Manson                             Name:  Karen C. Manson
Title: Authorized Representative                   Title: Authorized Representative


LEHMAN BROTHERS OFFSHORE
INVESTMENT PARTNERSHIP L.P.


By: /s/ Karen C. Manson
    ------------------------------
Name:  Karen C. Manson
Title: Authorized Representative





                              Page 27 of 29 Pages

                                EXHIBIT INDEX


Exhibit I         Identification and Classification of Relevant Subsidiary.


                             Page 28 of 29 Pages